Company Contact:	Media Contact:
Rodney Young Chief Financial Officer (650) 475-3100 ext. 105 irpr@stemcellsinc.com	Schwartz Communications, Inc. (781) 684-0770 stemcells@schwartz-pr.com

STEMCELLS, INC. ANNOUNCES KEY EXECUTIVE APPOINTMENTS

Dr. Stephen Huhn Joins as Head of Neural Program; Ann Tsukamoto, Ph.D., Appointed Chief Operating
Officer; Maria Millan and Rodney Young Promoted

PALO ALTO, Calif., December 5, 2006 – StemCells, Inc. (NASDAQ: STEM) today announced that Stephen Huhn, M.D., F.A.C.S., F.A.A.P., has accepted a position as Vice President and Head of the Neural Program, effective January 1. Dr. Huhn will be on leave from his positions as Associate Professor of Neurosurgery and Chief of Pediatric Neurosurgery at Stanford University School of Medicine. As a consultant to the Company, Dr. Huhn was instrumental in the design of the protocol for the Company’s clinical trial of its proprietary human neural stem cell product, HuCNS-SC™, in Batten disease now being conducted at Oregon Health & Science University in Portland, Oregon.

Ann Tsukamoto, Ph.D., formerly Vice President, Research and Development, has been promoted to the newly created position of Chief Operating Officer and retains overall responsibility for the Company’s research and development efforts. Maria Millan, M.D., F.A.C.S., Head of the Liver Program, has been appointed a Vice President of the Company. Dr. Millan, who joined StemCells in January, is a transplant surgeon on leave from her positions as Associate Professor of Surgery, Division of Multi-Organ Transplant, and Director of Pediatric Transplant Programs, Kidney & Liver, at Stanford University School of Medicine. Dr. Millan is also serving as the Company’s Acting Chief Medical Officer. Dr. Alan Jacobs, former Chief Medical Officer and Vice President, Clinical Research, Neural Program, has left the Company. Drs. Huhn and Millan will both report directly to Dr. Tsukamoto.

Additionally, Rodney Young, StemCells’ Chief Financial Officer and Vice President, Finance and Administration, has assumed responsibility for the Company’s administrative functions, including Human Resources, Information Technology and Facilities Management.

“StemCells, Inc. is at an important inflection point. With our Batten trial underway, we have entered the clinical development stage and we plan to build upon this important first step to expand our programs,” said Martin McGlynn, President and CEO of StemCells, Inc. “We are very pleased to have Stephen Huhn join StemCells. His decision to do so is a great vote of confidence in the prospect for the development of important clinical applications for our neural stem cell technology. His knowledge and understanding of the science supporting the therapeutic potential of our neural cells, combined with his many years of experience as a leader in the field of pediatric neurosurgery, render him extremely well qualified to lead our Neural Program and to build upon our accomplishments to date.”

“StemCells is at the forefront of several important research initiatives,” said Dr. Huhn. “This position is an opportunity for me to focus my efforts on neural research and become closely involved with the landmark clinical trial of the Company’s human neural stem cell product. I am honored to join the company during such an exciting phase.”

Dr. Huhn received his M.D. at the University of Arizona College of Medicine. He completed his neurosurgery residency at the University of Maryland Medical System, after which he held a neuro-oncology fellowship at UCSF Medical Center in San Francisco and a pediatric neurosurgery fellowship at Northwestern Children’s Memorial Hospital in Chicago. He is certified by the American Board of Pediatric Neurological Surgery and the American Board of Neurological Surgery, and has co-authored peer-reviewed articles in prestigious journals such as the Journal of Neurosurgery, Pediatric Neurosurgery and Neurology.

About StemCells, Inc.
StemCells, Inc. is a clinical-stage biotechnology company focused on the discovery, development and commercialization of cell-based therapeutics to treat diseases of the nervous system, liver and pancreas. The Company’s programs seek to repair or repopulate neural, liver or other tissue that has been damaged or lost as a result of disease or injury. StemCells is the first company to directly identify and isolate human neural stem cells from normal brain tissue. These cells are expandable into cell banks for therapeutic use, which offers the potential of using normal, non-genetically modified cells as cell-based therapies. StemCells has approximately 40 U.S. and 100 non-U.S. patents. Further information about the Company is available on its Web site at www.stemcellsinc.com.

Apart from statements of historical facts, the text of this press release constitutes forward-looking statements regarding, among other things, the future business operations of StemCells, Inc. (the “Company”) and its ability to conduct clinical trials as well as its research and product development efforts. The forward-looking statements speak only as of the date of this news release. StemCells does not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. Such statements reflect management’s current views and are based on certain assumptions that may or may not ultimately prove valid. The Company’s actual results may vary materially from those contemplated in the forward-looking statements due to risks and uncertainties to which the Company is subject, including uncertainty whether results obtained in the animal models and in vitro studies of infantile neuronal ceroid lipofuscinosis (NCL) or other diseases and conditions will be able to be translated into treatment for humans; uncertainty as to whether HuCNS-SC™ will prove safe in the current clinical trial; uncertainty as to whether the current trial will provide any information about the possible efficacy of HuCNS-SC in treating NCL; uncertainty as to whether the FDA or other applicable regulators or review boards will permit the Company to continue clinical testing in NCL or in future clinical trials of proposed therapies for other diseases or conditions despite the novel and unproven nature of the Company’s technology; uncertainties regarding the timing and duration of any clinical trials; uncertainty as to whether HuCNS-SC and any products that may be generated in the future in the Company’s research and development programs will prove safe and clinically effective and not cause tumors or other side effects; uncertainty as to whether the Company will achieve revenues from product sales or become profitable; and other factors that are described under the heading “Risk Factors” in Item 1A of the Company’s Annual Report on Form 10-K.